Amended Chief Executive Officer Compensation Package
As Approved by Taboola.com Ltd.’s Shareholders on June 4, 2025
For a period of five years beginning on the Closing Date of the Agreement and Plan of Merger between Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Company”), Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”), dated January 25, 2021, the Chief Executive Officer of the Company and its subsidiaries (the “CEO”) will be entitled to cash and equity bonuses as follows:
Base Salary and Social Benefits

1.Annual base salary of $590,000 (the “Annual Salary”).
2.The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board may approve an increase of the Annual Salary by up to 5% per annum.
3.Reimbursement of tax service expenses up to net $50,000 per annum before grossing up.
The CEO will be eligible to participate in the Taboola.com Ltd. 2021 Share Incentive Plan, the Taboola.com Ltd. Executive Severance Plan and other health and welfare or fringe benefits and perquisites in accordance with standard Company policies that are subject to change from time to time.
Cash Bonuses
1.The CEO will be entitled to an aggregate annual cash bonus opportunity (the “Annual Bonus”) equal to 50%-125% of the Annual Salary as approved by the Committee and the Board on an annual basis (the “Target Bonus”). The Annual Bonus may be paid in the form of cash or equity awards payable in ordinary shares (an “Equity Award”). In the event all or any portion of the Annual Bonus is paid in the form of an Equity Award, the value of the Equity Award will be determined based on the underlying award’s Fair Market Value (as defined in the Company’s 2021 Share Incentive Plan) and may be subject to vesting and/or forfeiture conditions as determined by the Committee and the Board.

2.The Annual Bonus will be structured as follows subject to the annual review by the Committee and the Board:

a.The Annual Bonus will be paid subject to the Company and the CEO, as applicable, meeting the annual Key Performance Indicators (financial and/or operational in nature) annually determined by the Committee and the Board in accordance with Sections 9 and 10 of the Company’s Compensation Policy with respect to the fiscal year for which the Target Bonus may be paid (the “Annual Corporate KPIs”).

b.Up to 30% of the Target Bonus may be paid subject to the assessment by the Committee and the Board of the CEO’s performance based on certain pre-determined and agreed upon personal objectives (the “Annual Individual Goals”).

3.As part of the leveraged structure of the CEO’s Annual Bonus program, the CEO can earn up to 200% of the Target Bonus for overachievement on the Annual Corporate KPIs and, if applicable, Annual Individual Goals. Conversely, the CEO can earn 0% of the Target Bonus if threshold level of performance against Annual Corporate KPIs and, if applicable, Annual Individual Goals is not achieved.

4.Annual Bonuses, if earned (in part or in full) pursuant to the terms set forth above, will be paid annually by March 15 with respect to any preceding year, but no later than two and one-half months following the end of the fiscal year for which the Annual Bonus relates, and subject to the CEO being employed by the Company (or its affiliates) at the time such Annual Bonus is paid.

5.Special Bonus. The Committee and the Board may approve a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances, or special recognition in case of retirement), or as a retention award (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the CEO’s annual base salary. A Special Bonus can be paid, in whole or in part, in equity in lieu of cash.

Equity Awards
1.The CEO will be entitled to an annual equity award with a grant date fair market value of the higher of (i) 900% of his annual base salary or (ii) 1.0% of the Company’s 60-day average fair market value subject to equitable adjustment as determined by the Compensation Committee and the Board, in their discretion, in the event of any share buybacks, acquisitions, spin-offs, capital raises or other similar events preceding the date of grant (the “Annual Equity Award”) in a form to be determined at the time of each Annual Equity Award. The value of each Annual Equity Award will be determined based on the Fair Market Value (as defined in the Company’s 2021 Share Incentive Plan) of the award or any other valuation methodology determined by the Committee and the Board.

2.The Annual Equity Award will be granted to the CEO in conjunction with the annual grant of equity awards to the other members of the Company’s management, provided that the CEO is employed by the Company (or its affiliates) in such position at the date of the grant.
3.The treatment of the Annual Equity Awards in connection with a termination of the CEO’s employment is set forth in the Taboola.com Ltd. Executive Severance Plan.

4.Each Annual Equity Award will be made pursuant to the Company’s 2021 Share Incentive Plan and will be subject to the CEO executing and delivering a customary Award Agreement as may be approved from time to time by the Compensation Committee and the Board.